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                                                                    Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
Bridge View Bancorp:

We consent to the incorporation by reference in the registration statement on Form S-4 of Interchange Financial Services Corporation of our report dated January 31, 2002, except as to notes 12 and 19, which are as of March 5, 2002, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.

KPMG  LLP

/s/ KPMG  LLP

Short Hills, New Jersey
February 14, 2003